Exhibit 10.12C

THIRD AMENDMENT TO LEASE

(Pandora)

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of December 15, 2010 by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a California corporation (“Tenant”) with reference to the following facts:

R E C I T A L S

A.                                    Landlord and Tenant entered into that certain Office Lease (“Original Lease”), dated as of July 23, 2009, as amended by that First Amendment to Lease (“First Amendment”), dated as of April 13, 2010, and that Second Amendment to Lease (“Second Amendment”) dated as of June 16, 2010, pursuant to which Tenant leases certain premises (the “Premises”) known as Suite 1650, and currently consist of 24,451 rentable square feet on the sixteenth (16h) floor of that certain office project in the City of Oakland, California known as “Center 21” comprised of (i) a 20 story building located at 2101 Webster Street, Oakland California (the “2101 Webster Building”), and (ii) a nine story building located at 2100 Franklin Street (the “2100 Franklin Building”; the 2101 Webster Building and the 2100 Franklin Building are collectively referred to herein as the “Building”). The Original Lease, as amended by the First Amendment, is referred to herein as the “Lease.”

B.                                    Tenant has requested that Landlord lease the fifteenth (15th) floor (“15th Floor Expansion Premises”) to Tenant in addition to the Premises.

C.                                    The parties now agree to expand the Premises, and to modify the Lease, in accordance with the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):

A G R E E M E N T

1.                                      Incorporation of Recitals. Recitals A, B and C above are incorporated herein by reference.

2.                                      Premises. On or about February 1, 2011, and subject to Landlord’s relocation of the existing tenants on the 15th Floor (“Pre-Condition”), Landlord shall deliver, and Tenant shall lease, the 15th Floor Expansion Premises, which space consists of approximately 24,025 rentable square feet on the 15th Floor of the Building, as more particularly indicated on Exhibit “A” attached hereto (the “Expansion Commencement Date”). Landlord shall not be liable for the failure of any Pre-Condition, or any delay in delivery of possession of the 15th Floor Expansion Premises. Effective upon the Expansion Commencement Date, the Premises shall be increased to include the 15th Floor Expansion Premises, for a total of 48,476 rentable square feet. Effective as of the

Expansion Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the Premises, as herein expanded by the 15th Floor Expansion Premises.

3.                                      Term. The Expiration Date shall be extended such that the Lease shall terminate (“New Termination Date”) on September 30, 2017 (the period from October 1, 2016 through September 30, 2017 shall be known as the “Extended Term”). The period from the Expansion Commencement Date through the New Termination Date shall be known as the “Expansion Term.” Tenant shall not have any right to extend the Lease beyond the Extended Term.

4.                                      Monthly Base Rent. The parties agree that the Base Rent and Additional Rent pertaining to the 15th Floor Expansion Premises shall commence on the earlier of (i) Tenant’s occupancy of the 15th Floor Expansion Premises, or (ii) one hundred twenty days following Landlord’s delivery of the 15th Floor Expansion Premises (the “Expansion Rent Commencement Date”). During the Expansion Term, as Base Rent for the 15th Floor Expansion Premises, Tenant shall pay the following:

Expansion Term	Monthly Rent	Monthly PSF Rent

3/1/11 – 9/30/11	$64,867.50	$2.70

10/1/11 – 9/30/12	$66,309.00	$2.76

10/1/12 – 9/30/13	$67,510.25	$2.81

10/1/13 – 9/30/14	$69,432.25	$2.89

10/1/14 – 9/30/15	$71,594.50	$2.98

10/1/15 – 9/30/16	$73,756.75	$3.07

10/1/16 – 9/30/17	$73,756.75	$3.07

As to the Premises (including the Expanded Spaces as defined in the 2nd Amendment), the parties acknowledge and agree that Tenant shall pay $75,064.57 per month (based on $3.07 per monthly rentable square foot) as Base Rent during the Extended Term.

5.                                      Base Year; Tenant’s Proportionate Share. During the Expansion Term, as to the 15th Floor Expansion Premises, Tenant shall pay Tenant’s Proportionate Share of increases of Operating Costs over the calendar year 2011. Notwithstanding the foregoing, Tenant shall continue to pay Tenant’s Proportionate Share of increases of Operating Costs for the Premises (including the Expanded Spaces) over the calendar year 2009 per the terms of the Lease. Operating Costs [for the Building shall be grossed up in accordance with the terms of the Lease.

6.                                      Condition of the Option Space. Tenant hereby agrees to accept the 15th Floor Expansion Premises in their “as-is, where is” condition and Tenant hereby acknowledges that Landlord has made no representation or warranty regarding the condition of the 15th Floor Expansion Premises. Notwithstanding the foregoing, Tenant shall be entitled to a Tenant Allowance to construct improvements in the 15th Floor Expansion Premises pursuant to the terms of the Work Letter attached hereto as Exhibit B. In addition, notwithstanding the fact that the Expansion Commencement date has not commenced, Landlord agrees that, from and after the date hereof, if the Pre-Condition has been satisfied, and any portion of the 15th Floor Expansion Premises can be utilized by Tenant, Tenant may elect to enter upon the 15th Floor Expansion Premises following not less than five (5) business days’ prior written notice to Landlord to commence construction of the Tenant Improvements and install trade fixtures and equipment within the 15th Floor Expansion Premises. Any such entry by Tenant shall be subject to all of the conditions set forth in the Lease and in this Amendment except for the payment of Base Rent and Operating Costs.

7.                                      Parking. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall have the right to rent the following parking rights: Two (2) unreserved parking passes for use in the Underground Parking Garage (currently $230 /month/ stall, and up to twenty-four (24) unreserved parking passes in the Parking Structure at 2353 Webster (currently $140.00/month/stall). Tenant’s rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of Article 1.13 of the Lease including, without limitation, any increases in payment of the monthly parking rates as specified therein. Bicycle parking is available on the first deck of the 2353 Webster Parking Structure at no cost to Tenant. The parties acknowledge that Landlord currently operates a courtesy shuttle between the Parking Structure and the Building, and between the Building and the 19th Street BART Station between 6:30 a.m. and 9:30 a.m. and between 3:30 p.m. and 8:30 p.m. Tenant should direct any questions regarding such shuttle to the Building manager.

8.                                      Right of First Offer. Subject to any current tenants or holders of rights pertaining to the First Offer Space (the “Prior Rights Holders”), and commencing on the Expansion Rent Commencement Date, Tenant is hereby granted the rights set forth below in this Section (“First Offer Rights”) to lease such additional space on any full floor in the Building that may be vacant and available for leasing from time to time throughout the Expansion Term (“First Offer Term”). Subject to the prior provisions of this Section, and so long as the First Offer Rights remain in effect, Tenant shall have the right to lease, upon the terms and conditions set forth below, the “First Offer Space”. Notwithstanding anything to the contrary contained herein, Tenant’s First Offer Rights shall be limited to the First Offer Term, and shall be null and void during any period in which (a) the originally named Tenant or its Affiliate (provided that such Affiliate has assumed the entire Lease and occupies the entire Premises) is no longer legally occupying the Premises or any portion thereof, or (b) Tenant is in Default under the Lease. The rights granted herein shall be personal to the Original Tenant or its Affiliate.

(a)                                 When from time to time Landlord shall desire to offer any First Offer Space for lease to third parties other than the Prior Rights Holders, then Landlord shall give Tenant written notice (an “Availability Notice”) of the availability or scheduled availability of such First Offer Space for lease and Landlord’s proposed rental rates for the Base Rent for each year of the proposed lease and other economic terms for such First Offer Space (“Landlord’s Proposed Economic Terms”). The First Offer Space described in Landlord’s Availability Notice is hereinafter referred to as an “Available Space.” Landlord’s Proposed Economic Terms will represent Landlord’s good faith determination of the prevailing market terms for the Available Space.

(b)                                 Within fifteen (15) days after receipt of the Availability Notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease all and not less than all of the Available Space identified by Landlord on Landlord’s Proposed Economic Terms; (ii) refuse to lease the Available Space, specifying that such refusal is not based upon the Landlord’s Proposed Economic Terms, but upon Tenant’s lack of need for the Available Space, in which event Landlord may for a period of twelve (12) months thereafter lease the Available Space to any party upon any terms Landlord deems appropriate; or (iii) refuse to lease the Available Space, specifying that such refusal is based upon Landlord’s Proposed Economic Terms. Tenant’s failure to timely choose clause (i), clause (ii) or clause (iii) above will be deemed to be Tenant’s choice of clause (ii) above. If Tenant timely elects not to lease the Available Space because it objects to Landlord’s Proposed Economic Terms, Landlord and Tenant will, in good faith, negotiate revised terms for a period of ten (10) business days after Tenant notifies Landlord in writing that it refuses to lease the Available Space based on Landlord’s Proposed Economic Terms. If the parties are unable to reach agreement on the terms of a lease for the Available Space within said ten (10) business day period (or within such time as the parties may mutually agree), Landlord may lease the Available Space at any time within a period of twelve (12) months thereafter to any third party upon terms no more favorable that the final terms offered by Tenant during the negotiations.

(c)                                  If Tenant elects to lease all such Available Space (any Available Space as to which Tenant shall exercise its right of First Offer shall hereafter be referred to as the “Subject Space”), then the Subject Space shall be included in the Premises for the remaining balance of the Expansion Term and shall be leased to Tenant pursuant to the provisions of the Lease, with the following exceptions: (a) the Base Rent and other economic terms applicable to the Subject Space shall be determined in accordance with 8(b) above; (b) Tenant’s Proportionate Share shall be increased appropriately to reflect the addition of the Subject Space to the Premises; and (c) the term as to any such Subject Space leased by Tenant shall commence upon the earlier of (i) the 30th day after Landlord shall have delivered the Subject Space to Tenant, or (ii) the date on which Tenant commences its usual business operations in the Subject Space, and shall end upon the expiration date of the Expansion Term.

(d)                                 Promptly after Tenant’s exercise of its rights under this Section, the parties shall agree upon and execute an amendment (in form and substance reasonably satisfactory to Landlord and Tenant) to the Lease memorializing the terms and conditions upon which the First Offer Space in question shall be added to the Premises.

(e)                                  In the event Tenant fails to give Landlord timely notice of Tenant’s election to lease any First Offer Space covered by an Availability Notice, then Landlord shall be free to market such First Offer Space for lease by third parties and Tenant shall have no further right as to such Available Space.

9.                                      Security Deposit. On or current with Tenant’s execution of this Amendment, Tenant shall increase the Security Deposit (or, alternatively, the Letter of Credit, if Tenant has delivered a Letter of Credit to Landlord under the terms of Section 3.4 of the Lease), to a total of $600,625.00 (the “Increased Security Deposit”). This Increased Security Deposit (or a Letter of Credit in said amount) shall be held by Landlord in accordance with the terms of Section 3.4 of the Lease.

Notwithstanding the foregoing, and so long as there is no Event of Default under the Lease, Landlord shall return a portion of the Increased Security Deposit (or a portion of the Letter of Credit, as applicable) of up to $451,803.68 within thirty (30) days’ of Landlord’s receipt of Tenant’s audited tax returns evidencing three (3) consecutive quarters of positive pre-tax income, and thereafter, Landlord shall retain $148,821.32 as the total Security Deposit under the Lease. The foregoing is personal to the Original Tenant or its Affiliate and shall not be assignable or transferable.

10.                               Statement of Commencement Dates. Tenant agrees to execute and deliver a commencement letter in a form substantially similar to that attached as Exhibit B to the Lease upon Landlord’s reasonable request.

11.                               Status of Lease. Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.

12.                               Counterparts. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment. In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.

13.                               Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment. The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto. The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

“Tenant”:

PANDORA MEDIA, INC.,
a California corporation

By:	/s/ Steven Cakebread
Name:	Steven Cakebread
Its:	CFO

“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC,
its general partner

	By:	/s/ Avraham Shemesh
Avraham Shemesh
Treasurer

Exhibit “A”

15th Floor Expansion Premises

Exhibit “B”

Work Letter

1.                                      Approval Process for Plans.

1.1                               Delivery of Landlord’s Plans and Preparation of Preliminary Plans. Concurrently with Landlord’s delivery of the 15th Floor Expansion Premises, Landlord shall deliver to Tenant Landlord’s base building plans (“Landlord’s Plans”) for the construction of the shell and core of the Project.

1.2                               Approval of Preliminary Plans. Prior to Tenant’s construction of the Improvements, Tenant shall submit to Landlord preliminary plans and specifications for the tenant improvements to be installed in the Premises (the “Preliminary Plans”). The Preliminary Plans shall be prepared by an architect selected and paid by Tenant who is licensed by the State of California. Said architect shall be approved by Landlord in writing, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

1.2.1                     Landlord’s Response. Within five (5) business days after Landlord’s receipt of the Preliminary Plans, Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto. Within five (5) business days after the receipt by Tenant of a timely objection of Landlord, Tenant shall cause the Preliminary Plans to be modified and shall thereafter deliver the modified plans to Landlord for its approval. Landlord shall have two (2) business days from its receipt thereof to approve such modified Preliminary Plans in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Preliminary Plans have been approved.

1.2.2                     Evidence of Approval. Landlord’s and Tenant’s approval of the Preliminary Plans shall be evidenced by their initialing and dating each page thereof.

1.2.3                     Changes to Preliminary Plans. If Tenant makes any subsequent changes or modifications to the approved Preliminary Plans, then Tenant shall submit such changes to Landlord for its approval. Within two (2) business days after receipt of said changes (provided Landlord shall have three (3) business days if such changes are substantial), Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto.

1.3                               Approval of Permit Drawings. Within fifteen (15) calendar days following the initialing of the Preliminary Plans by Landlord and Tenant, Tenant shall prepare and deliver to Landlord engineering working drawings for all mechanical, electrical, plumbing and fire sprinkler systems (the “Permit Drawings”) for Landlord’s approval.

1.3.1                     Landlord’s Response. Landlord shall approve or disapprove the Permit Drawings within five (5) business days after Landlord’s receipt thereof, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s disapproval shall be effected by Landlord’s delivery to Tenant, within such five (5) business day period, of a writing setting forth with specificity the reasons for such disapproval. Within five (5) business days of the receipt by Tenant of Landlord’s objections, Tenant shall cause the Permit Drawings to be modified and shall deliver the modified Permit Drawings to Landlord for its approval. Landlord shall have two (2) business days from its receipt thereof to approve such modified Permit Drawings in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Permit Drawings have been approved.

1.3.2                     Evidence of Approval. Tenant’s and Landlord’s approval of the Permit Drawings shall be evidenced by their initialing and dating each page thereof.

1.3.3                     Changes to Permit Drawings. If Tenant makes any subsequent changes or modifications to the approved Permit Drawings, then Tenant shall submit such changes to Landlord for its approval. Within two (2) business days after receipt of said changes (provided Landlord shall have three (3) business days if such changes are substantial), Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto.

1.4                               Limitation on Tenant’s Improvements. In no event shall the improvements to be made by Tenant to the Premises exceed the Project’s systems limits or capacities, including the limits applicable to plumbing, electrical, HVAC, and load bearing systems.

1.5                               Plan Check.

1.5.1                     Within five (5) days following Landlord’s approval of the Permit Drawings, Tenant shall submit the Permit Drawings to the Building Services Division of the City of Oakland (“BSD”) for necessary plan checks and approvals. Any and all plan check corrections shall be made by Tenant. Tenant shall use all reasonable efforts and incur all costs reasonably necessary to expedite BSD approval of the Permit Drawings. Until Tenant obtains BSD approval of the Permit Drawings, Tenant shall provide to Landlord, in form and substance reasonably satisfactory to Landlord, bi-monthly reports on the first and fifteenth day of each month detailing the status of Tenant’s efforts to obtain BSD approval. Tenant’s failure to diligently pursue BSD approval of the Permit Drawings and/or Tenant’s failure to deliver any such bi-monthly report shall constitute a Default without notice or opportunity to cure.

1.6                               If, despite Tenant’s diligent efforts, Tenant is unable to obtained BSD approval of the Permit Drawings within sixty (60) days after its initial submittal to the BSD, then Landlord may terminate the Lease as to the 15th Floor Expansion Premises upon sixty (60) days’ notice to Tenant and in the event of such termination both Landlord and Tenant shall be released from any liability or obligation under the Lease as to the 15th Floor Expansion Premises.

1.7                               Change Orders. In the event Tenant desires to change any item of the Permit Drawings or the Preliminary Plans following approval by Landlord, Tenant, and BSD, then Tenant shall submit a change order detailing the desired change (the “Change Order Request”) to Landlord for Landlord’s approval. Within three (3) business days after receipt of the Change Order Request from Tenant, Landlord shall notify Tenant in writing if Landlord approves or disapproves the Change Order Request, which approval shall not be unreasonably withheld, conditioned or delayed. The latest Permit Drawings and preliminary Plans (including changes thereto pursuant to an approved Change Order Request) as approved by Landlord are herein referred to as the “Approved Plans”.

1.8                               Approval of Tenant’s Contractors and Subcontractors. Prior to hiring any contractors or subcontractors, or entering into agreements with any of them, Tenant shall deliver to Landlord for Landlord’s reasonable approval a list of the contractors and subcontractors Tenant proposes to hire to perform the work in the Premises. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. It shall be reasonable for Landlord to withhold approval based on the proposed contractor’s or subcontractor’s inadequate financial status, reputation for poor quality work, inability or unwillingness to obtain insurance, union/non-union status, or lack of experience with projects like the Project in Oakland, California. As a condition to its approval, Landlord may require insurance coverage, regular written progress reports and consultations, and the employment of only union or non-union personnel and

subcontractors. For the purposes of this Work Letter,                            is hereby approved as Tenant’s general contractor. In any event, Landlord shall have the right to designate the subcontractors to perform work in the Premises which could reasonably affect the systems (or warranties concerning such systems) of the Project, including but not limited to the elevator (if any), roof, HVAC, methane detection, fire/life safety, plumbing, exterior, foundation, and load bearing elements, provided that the cost of such subcontractors’ services are within the range typically charged by similar subcontractors in the East Bay region.

1.9                               Timely Performance. Tenant agrees to cause any plans, specifications, drawings, schedules and documents to be provided by it hereunder to be prepared promptly and in coordination with the activities of Landlord and its agents. Landlord agrees to timely perform its obligations hereunder at no cost to Tenant. In addition, Landlord will not charge Tenant any supervisory fee. Time is of the essence.

1.10                        Exculpation. Landlord’s space planner and engineer are independent contractors. Landlord may introduce Tenant to Landlord’s space planner as an accommodation to Tenant. Even if the Preliminary Plans, Permit Drawings, and any changes thereto are performed by Landlord’s space planner and engineers, and notwithstanding any advice or assistance which may be rendered to Tenant and/or Landlord’s space planner and/or engineers by Landlord or employees or affiliates of Landlord or affiliates of Landlord’s general partners, Landlord shall not be responsible for any omissions or errors contained therein.

1.11                        Signs. Without limiting the foregoing, all exterior signs installed by Tenant shall comply with Landlord’s Signage Criteria.

1.12                        Quality of Design and Construction. Tenant’s Tenant Improvement Work shall be consistent with Landlord’s Plans and of the same quality as used by Landlord within the Building.

2.                                      Payment for Tenant Improvement Work.

2.1                               Cost of Plans and Tenant Improvement Work. Tenant shall pay for all costs incurred in the design and construction of Tenant Improvements in the 15th Floor Expansion Premises and the design and preparation of the Approved Plans, Preliminary Plans and Permit Drawings, including but not limited to (i) revisions thereof as reasonably required for approval by Landlord, Tenant, and/or the BSD; and (ii) all necessary printing and distribution costs required to implement the purposes of this Exhibit “B”, and the cost of all permits and certificates. Notwithstanding the foregoing, and provided Tenant is not in Default under this Work Letter or the terms of the Lease, Landlord shall provide Tenant with an allowance in an amount not to exceed $1,201,250.00 (based on $50.00 per rentable square feet) (the “Allowance”) to be applied towards the Tenant Improvement (as that term is hereinafter defined). The Allowance shall be paid within thirty (30) days of Landlord’s receipt of the items required under Section 3.1.13 of this Work Letter. The Allowance will be disbursed by Landlord either to Tenant directly or to Tenant’s general contractor, at Tenant’s option and direction, every thirty (30) days pursuant to requests for disbursement which will include invoices and conditional lien releases. After the Allowance has been fully disbursed and if the Tenant Improvements are not complete, Tenant will be responsible for any remaining cost of the Tenant Improvements. Any unused or unfunded portion of the Allowance will not be available to Tenant as a credit against the Base Rent or Operating Costs and any remaining funds shall revert to Landlord, provided, however, that Tenant shall be entitled to use up to $5.00 per rentable square foot towards Tenant’s purchase of FF&E, provided Tenant that has spent at least $40.00 per rentable square foot for hard and soft costs associated with the Tenant Improvements.

2.2                               Definition of Tenant Improvements. The term “Tenant Improvements” shall mean the design and construction of all improvements shown in the Approved Plans as integrated by Tenant’s architect, and, to the extent specified in the Approved Plans, all signage, freestanding workstations, built-ins, related cabinets, reception desks, conference room tables to the extent specified in the mill work or comparable contracts, all telecommunication equipment and related wiring, and all carpets and floor coverings, but, except as provided above, Tenant Improvements shall not include any furniture, fixtures and equipment, and any other personal property of Tenant.

3.                                      Construction.

3.1                               Construction by Tenant. The tenant improvement work set forth in the Approved Plans shall be performed in accordance with the following:

3.1.1                     The Tenant Improvements to the 15th Floor Expansion Premises shall be constructed using the same quality as used by Landlord within the Building. Tenant shall diligently prosecute such construction to completion. Tenant shall have the work performed in such a manner so as not to (a) obstruct the access of any other tenant or occupant in the Project, (b) damage any portion of the Project, including Common Areas, or (c) create dust or dirt in any Common Areas. Tenant shall cause the work areas to be cleaned on a daily basis.

3.1.2                     All Tenant Improvement work in the 15th Floor Expansion Premises shall be performed by Tenant’s contractors and subcontractors strictly in accordance with the Approved Plans, the provisions of Title 24 of the California Administrative Code, the Americans with Disabilities Act, and all other applicable Laws, and shall satisfy the requirements of all carriers of insurance on the Premises and the Project, and the Board of Underwriters Fire Rating Bureau or similar organization.

3.1.3                     All Tenant Improvements in the 15th Floor Expansion Premises shall be performed in accordance with the reasonable rules and regulations of Landlord.

3.1.4                     Prior to the commencement of the Tenant Improvements in the 15th Floor Expansion Premises, Tenant shall notify Landlord in writing of the anticipated date of the commencement of construction to enable Landlord to post a notice of non-responsibility.

3.1.5                     Prior to the commencement of the Tenant Improvements in the 15th Floor Expansion Premises, Tenant shall furnish a copy of the Building Permit to Landlord.

3.1.6                     Prior to and continuing during the period of Tenant’s access, entry and construction, Tenant’s contractors and subcontractors shall procure and maintain property damage and commercial general liability insurance during the period of their performance of labor or the furnishing of materials to the Premises from an insurance company satisfactory to Landlord. Said insurance shall be as shown on Exhibit B-1, and shall name Landlord and, at Landlord’s request, any Lenders of Landlord or any ground lessor, as additional insureds, as their respective interests may appear. Tenant shall also require each contractor and subcontractor employed to perform labor or furnish materials to the 15th Floor Expansion Premises to procure and maintain, during the performance of the labor or the furnishing of the materials, a policy of workers’ compensation or employer’s liability insurance issued by an insurance company reasonably acceptable to Landlord for the protection of the employees of the contractors and subcontractors, including executive, managerial, and supervisorial employees engaged in any Tenant Improvements to be performed in the Premises. Copies of the policies or certificates evidencing the existence and amounts of such insurance, and renewals or binders, shall be delivered to Landlord by Tenant at least ten (10) days prior to (a) the commencement of Tenant Improvements, or (b) the expiration of any such policy, as the case may be.

3.1.7                     Landlord shall have no responsibility for the quality or adequacy of any work performed by Tenant’s contractors or subcontractors, whether with respect to labor, material, or otherwise.

3.1.8                     Tenant shall be solely responsible for security in the 15th Floor Expansion Premises during the period of construction. None of Landlord, Landlord’s contractor, or their agents or employees shall have any responsibility whatsoever for the safety of any equipment, tools, materials, fixtures, merchandise, or other personal property located in the 15th Floor Expansion Premises during the period of construction except to the extent damage is caused by the negligence or willful misconduct of Landlord, Landlord’s contractor, or their agents or employees.

3.1.9                     The Project and the Premises shall be kept free and clear of any and all mechanics’ or similar liens on account of work performed by Tenant, its contractors or subcontractors. If any such liens are filed, Tenant shall post a release bond pursuant to the provisions of California Civil Code Section 3143 within twenty (20) days following the filing of such lien.

3.1.10              Landlord and Landlord’s Lender shall have access to the 15th Floor Expansion Premises for purposes of inspection at all times during the period of construction.

3.1.11              Tenant shall reimburse Landlord for any and all expenses incurred by Landlord by reason of faulty work performed by Tenant or its contractors or subcontractors, damage to the Project caused by Tenant’s contractors or subcontractors, or as a result of the inadequate clean-up by Tenant’s contractors or subcontractors, including but not limited to reasonable legal fees and costs incurred in connection with Landlord’s enforcement of the provisions of this Subparagraph.

3.1.12              Landlord shall be deemed to be the owner of all of the tenant improvements constructed by Tenant pursuant to this Exhibit “C”, with the exception of Tenant’s trade fixtures which shall include, without limitation, furnishings and equipment, any portable, free-standing partitions, and folding partitions.

3.1.13              Within thirty (30) days after Substantial Completion of the Improvements in the 15th Floor Expansion Space, Tenant shall deliver to Landlord:

(a)                                 Reproducible “as-built” plans and specifications for all tenant improvement work performed by Tenant in the 15th Floor Expansion Premises.

(b)                                 Tenant’s contractor’s completion certificate in form and substance satisfactory to Landlord, and evidence that Tenant’s Work has been performed in accordance with the Permit Plans (as amended with the approval of Landlord).

(c)                                  A copy of a recorded, valid notice of completion.

(d)                                 Copies of signed-off permits, certificates of occupancy for the 15th Floor Expansion Premises, and a stamped set of final approved plans evidencing governmental approval of the completion of Tenant’s Work.

(e)                                  Properly executed unconditional final lien waivers in form complying with California Civil Code Section 3262(d)(4) from all contractors and subcontractors performing any part of Tenant’s Work.

3.1.14              In constructing its Tenant Improvements, Tenant hereby certifies that it will comply with the Responsible Contractor Program Policy summarized Exhibit “C” attached to this Amendment (the “RCP”), and agrees to provide Landlord with documentation using the forms approved by Landlord to certify responsible contractors and establish compliance or good-faith efforts to comply with the RCP.

4.                                      Acceptance of Premises by Tenant. Tenant acknowledges and agrees that it has inspected the 15th Floor Expansion Premises and shall accept delivery of the 15th Floor Expansion Premises in their “as-is” condition, subject to Section 3.1 hereof.

“Tenant”:

PANDORA MEDIA, INC.,
a California corporation

By:	/s/ Steven Cakebread
Name:	Steven Cakebread
Its:	CFO

“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC,
its general partner

	By:	/s/ Avraham Shemesh
Avraham Shemesh
Treasurer

EXHIBIT B-1

A.            Commercial General Liability insurance (including contractual liability coverage and products/completed operations) on an occurrence basis for bodily injury, death, “broad form” property damage, and personal injury, with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million dollars ($2,000,000) general aggregate for bodily injury and property damage;

B.            Auto liability insurance covering all owned, non-owned and hired vehicles, with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage;

C.            Umbrella liability insurance on an occurrence form, for limits of not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate; and

Insurance carriers to be rated A-VII or better by A.M. Best Company.

EXHIBIT C

SUMMARY OF THE RESPONSIBLE CONTRACTOR PROGRAM POLICY

Fair Wage & Fair Benefits—Tenant hereby certifies that all subcontractors and employees retained to perform work under this Lease receive a “fair wage” and “fair benefits”. Fair benefits are evidenced by some of the following: employer-paid family health care coverage, pension benefits, apprenticeship programs and benefits paid for comparable work on comparable projects. Fair wage does not require the payment of “prevailing wages,” as defined by government surveys and laws. Instead, fair wage is evidenced by some of the following: local practices with regard to type of trade and type of project, local wage practices and labor market conditions.

Competitive Bidding/Disadvantaged Businesses—Tenant hereby certifies that all subcontractors retained to perform construction, maintenance or services contracted under this Lease shall be selected through a competitive bidding and selection process designed to seek bids from a broad spectrum of qualified Service-Disabled Veteran Business Enterprises (“SDV/BE”), Minority/Women Owned Business Enterprises (“MBE/WBE”) and Small Business Enterprises (“SBE”). The competitive bidding process shall include notification and invitations to bid that target responsible contractors, MBE/WBE, SDV/BE and SBE contractors with experience, honesty, integrity, and dependability. A complete copy of the RCP shall be attached to all requests for proposal and invitations to bid.

Definitions—A SBE is defined as a business with 100 or fewer employees and less than $10 million annual average gross receipts over the previous three tax years. A MBE/WBE must be at least 51% owned by a minority or minorities, or a woman or women, who exercise the power to make policy decisions and who are actively involved in the day-to-day management of the business. A SDV/BE must be at least 51% owned by a disabled veteran and a disabled veteran must be involved in the day-to-day management of the business. Tenant shall meet or exceed a goal of 3% SDV/BE participation or make a good-faith effort to achieve such participation.

Local, State and National Laws and Requirements—Tenant and its subcontractors shall observe all local, state, and national laws (including by way of illustration those pertaining to insurance, withholding taxes, minimum wage, health and occupational safety), and this RCP.

Complete Copy—A complete copy of the RCP is available upon request from the Landlord and at www.calpers.ca.gov/invest/policies/other-investment-policies/responsible-contractor.htm. Related information regarding SBE compliance is available at www.pd.dgs.ca.gov/smbus/default.htm. Related information regarding MBE/WBE compliance is available at www.pd.dgs.ca.gov/smbus/mwbepp.htm. Related information regarding SDV/BE compliance is available at www.calpers.ca.gov/contracts/veteran.htm and at www.pd.dgs.ca.gov/dvbe/default.htm. This summary of the RCP shall not, in any way, constitute a substitution for the RCP. Tenant shall comply with all of the terms contained in the complete copy of the RCP and as it may be updated from time to time by CalPERS.